EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550

Ceradyne, Inc. Now in Compliance with Nasdaq Listing Rules

Files Form 10-Q for Second Quarter 2006

Special Committee Completes Review of Historical Stock Option Grants

Costa Mesa, Calif.—October 24, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced that it is now in compliance with the requirements for continued listing on The Nasdaq Global Select Market, as set forth in Nasdaq Marketplace Rule 4310(c)(14), as a result of filing its Form 10-Q report for the quarter ended June 30, 2006 with the Securities and Exchange Commission on October 24, 2006.

As reported by the Company on August 4, 2006, a Special Committee comprised of independent members of Ceradyne’s Board of Directors was appointed to conduct a voluntary review of historical stock option grants and related accounting treatment. The Special Committee retained the law firm of Latham & Watkins LLP as independent legal counsel and the firm of LECG as independent forensic accounting experts to assist the Special Committee with its review.

The Special Committee has completed its review of historical stock option grants. A summary of the Special Committee’s findings and results of the review follows:

•	During the period of January 1997 through September 2003, the Stock Option Committee of the Board of Directors approved 23 grants of stock options by unanimous written consent. The date selected by management as the grant date and as the accounting measurement date was the date specified in each unanimous written consent. However, in all but one case, the unanimous written consent was not finalized and signed until a later date. Therefore, the use of the date specified in each unanimous written consent as the accounting measurement date was incorrect in all but one case. The proper accounting measurement date is the date the unanimous written consent was finalized and signed by the members of the Stock Option Committee.

•	As a result of using the revised measurement dates for options granted from January 1997 through September 2003, the Company recorded a pre-tax charge in the second quarter of 2006 of $3.4 million ($2.3 million after income taxes). This includes a non-cash compensation expense of $2.2 million ($1.4 after income taxes) and $1.2 million ($0.9 million after income taxes) of estimated additional employment and other taxes that are expected to become payable. The total pre-tax charge of $3.4 million recorded in the second quarter compares to the estimated $2.2 million pre-tax charge reported by the Company on August 4, 2006. As a result of the additional $1.2 million pre-tax charge, the diluted earnings per share for the second quarter and six months ended June 30, 2006 were $1.07 and $1.97, respectively, compared to $1.10 and $2.00, respectively, reported on August 4th.

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•	The Special Committee and the Board of Directors, based on information gathered during the review by independent counsel, concluded that the accounting errors resulting from the use of incorrect measurement dates for options granted between January 1997 and September 2003 were not the product of any deliberate or intentional misconduct by the Company or its executives, staff or Board of Directors.

•	Since September 2003, all options have been granted at meetings of the Stock Option Committee or the Compensation Committee of the Board of Directors, and the dates of those meetings have been used correctly as the accounting measurement dates.

Other matters that relate to the completion of the Special Committee’s review include:

•	The Company has concluded that no prior period financial statements require restatement as a result of the charge recorded related to using revised measurement dates for stock option grants made from January 1997 through September 2003.

•	All current executive officers of the Company and members of its Board of Directors voluntarily have amended all of their unexercised stock options which have an exercise price below the price of the common stock on the revised measurement date by increasing the exercise price to the closing price of the common stock as of the revised measurement date.

•	Four shareholder derivative lawsuits have been filed against several current and former directors and executive officers of the Company. The complaints assert claims for, among other things, breaches of fiduciary duty by directors and executive officers related to backdating of stock options. The Company intends to take all appropriate action in response to these lawsuits.

•	The SEC has informally requested information about the Company’s internal review of historical stock option grants. The Company intends to fully cooperate with the SEC.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks include uncertainties arising out of the Company’s review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, and risks related to the pending derivative lawsuits. Additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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